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                                                                    EXHIBIT 99.1

FLEMING AND C&S SIGN ASSET PURCHASE AGREEMENT FOR GROCERY WHOLESALE BUSINESS


DALLAS, July 8 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. and C&S Wholesale Grocers, Inc. have signed a definitive asset purchase agreement to sell Fleming's wholesale grocery business to C&S. The agreement includes substantially all of the assets of the Fleming wholesale grocery business, other than accounts receivable and certain other assets. The estimated purchase price is expected to be $400 million. The definitive asset purchase agreement is subject to, among other things, satisfactory completion of due diligence, C&S obtaining financing and U.S. Bankruptcy Court approval. Fleming intends to file the asset purchase agreement with the U.S. Bankruptcy Court in Delaware.

Pete Willmott, Interim President and Chief Executive Officer, said, "We committed to identify a long-term solution for our grocery wholesale customer, associate, and creditor constituents. We are pleased to have begun operating under the recently signed supply arrangement with C&S and to have executed the asset purchase agreement. We view these as significant steps in delivering on our commitment."

Fleming has filed a motion with the U.S. Bankruptcy Court to establish the procedures for the sale of Fleming's grocery wholesale operations. The motion seeks approval of the sale process at a hearing scheduled for July 17, 2003. The sale procedure includes the process for other possible bidders to submit offers to purchase all or part of Fleming's grocery wholesale business, which would be due by July 28, with an auction to follow on July 31. The final sale hearing would be held August 4 and the closing date for the sale would be expected shortly thereafter.

Fleming's Core-Mark convenience business, which operates as a separate entity, is not affected by this action. The company maintains its focus on supporting the Core-Mark operation and has made substantial progress in restoring service levels of its convenience distribution business.

About Fleming

Fleming (OTC Bulletin Board: FLMIQ) is a supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit the company's Web site at www.fleming.com.

Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov.

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the Bankruptcy Court's approval of the bidding procedures (including the timing of such procedures); the closing of the sale of the wholesale assets to the highest or best bidder in the auction; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to retain and compensate key executives and associates; the ability of the company to retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

CONTACT:  SHANE BOYD 972.906.2125

SOURCE Fleming